                                                               RULE 424(b)(3)
                                                              FILE NO. 333-93907

                                   PROSPECTUS

                           THE TOWN AND COUNTRY TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                               DEPOSITARY SHARES
                                    WARRANTS

                               ------------------

We may offer at various times up to $75,000,000 of the types of securities listed above in one or more offerings.

We will provide specific terms of these securities in supplements to this prospectus. We urge you to read this prospectus and any prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to offer and sell these securities unless accompanied by a prospectus supplement.

The common shares offered hereby are listed on the New York Stock Exchange under the symbol "TCT". If we decide to list any other securities offered hereby on a national securities exchange upon issuance, the supplements to this prospectus will identify the exchange and state when we expect trading to begin.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGES 2 TO 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities through underwriters or agents or directly to investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

                The date of this prospectus is January 12, 2000.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
About this Prospectus.....................................................................................           1

Cautionary Statement Regarding Forward-Looking Statements.................................................           1

About The Town and Country Trust..........................................................................           2

Risk Factors..............................................................................................           2

Use of Proceeds...........................................................................................           7

General Description of the Offered Securities.............................................................           7

Description of Our Shares of Beneficial Interest..........................................................           7

Description of Depositary Shares..........................................................................          12

Description of Warrants...................................................................................          15

Material Federal Income Tax Considerations................................................................          16

Plan of Distribution......................................................................................          23

Validity of the Securities................................................................................          24

Experts...................................................................................................          24

Where You Can Find More Information.......................................................................          25

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which is commonly referred to as the "SEC", utilizing a "shelf" registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information", and any additional information you may need to make your investment decision.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    We have made certain statements in this prospectus and our other filings with the SEC which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words and phrases "looking ahead", "we are confident", "should be", "will be", "predicted", "believe", "expect", "anticipate", and similar expressions identify forward-looking statements. These forward-looking statements reflect our current views in respect of future events and financial performance, but are subject to many uncertainties and factors relating to our operations and business environment which may cause our actual results to differ materially from any future results expressed or implied by such forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements whether as a result of new information, future events or otherwise. Accordingly, you should not place undue reliance on such statements.

IMPORTANT FACTS THAT MAY AFFECT OUR EXPECTATIONS, ESTIMATES OR PROJECTIONS
  INCLUDE, BUT ARE NOT LIMITED TO:

    - Our Funds Available for Distribution to Shareholders may be reduced by:

    --  A reduction in rental rates due to competition or market conditions;

    -- An increase in our vacancy rates due to competition or market conditions; or

    -- Increased or unanticipated expenses which can not be offset by an increase in rental or occupancy rates.

    - The value of our properties may decline as a result of:

    -- A general decline in the market value of multi-family apartments or a decline in the value of multi-family apartments in the mid-Atlantic states;

    --  An unexpected increase in maintenance expenses;

    --  An unexpected casualty; or

    --  The occurrence or the discovery of an environmental problem.

    - We may lose our status as a real estate investment trust as a result of:

    --  Changes in the Federal income tax laws; or

    --  Our failure to comply with Federal income tax requirements.

                        ABOUT THE TOWN AND COUNTRY TRUST

    We own and operate multi-family apartment buildings in the mid-Atlantic and Southeastern regions of the United States. Our properties primarily contain one- and two-bedroom apartments. We typically rent our apartments to families and individuals on a year-to-year basis.

    For Federal income tax purposes, we are structured as a real estate investment trust, or "REIT", which means that, so long as we comply with the relevant requirements, we are not subject to Federal income tax on our profits.

    The Town and Country Trust is a holding company. The primary business of The Town and Country Trust is to act as a general partner of The TC Operating Limited Partnership. We own all of our properties through partnerships of which The TC Operating Limited Partnership and we are, indirectly, the sole partners. The TC Operating Limited Partnership manages all of our properties. This structure of operation is commonly referred to as an "umbrella partnership", or "Up-REIT", structure.

    Our principal executive offices are located at 100 South Charles Street, Suite 1700, Baltimore, Maryland 21201 and our telephone number is
(410) 539-7600.

                                  RISK FACTORS

    INVESTING IN OUR EQUITY SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE MATTERS DESCRIBED BELOW.

REVENUES AVAILABLE FOR DISTRIBUTION TO OUR SHAREHOLDERS ARE AFFECTED BY MANY
  FACTORS INCLUDING THOSE DESCRIBED BELOW.

OUR FUNDS AVAILABLE FOR DISTRIBUTION TO OUR SHAREHOLDERS MAY BE REDUCED BY A
  DECREASE IN THE RENTAL RATES THAT WE ARE ABLE TO CHARGE.

    Our principal source of revenues is the rents that we charge. We may need to reduce our rental rates from time to time in order to respond to competition from other multifamily apartments or due to a general economic decline in the markets where we operate. A number of our competitors have greater resources than us and may be able to reduce rates in order to increase occupancy. Also, a general economic decline in areas where we operate may require us to reduce our rental rates. For a further discussion of the competitive environment in which we operate, see "Real Estate Investments' Value and Income Fluctuate Due to Various Factors Including Those Described Below--We Are in a Competitive Business" below, and for a discussion of the markets in which we operate, see "--a Downturn in the Mid-Atlantic Region of the United States May Reduce Our Funds Available for Distribution to Our Shareholders and May Reduce the Value of Our Properties" below.

OUR FUNDS AVAILABLE FOR DISTRIBUTION TO OUR SHAREHOLDERS MAY BE REDUCED BY AN
  INCREASE IN OUR VACANCY RATES.

    Many of our buildings are almost fully occupied. Our average occupancy rate for the nine months ended September 30, 1999 was approximately 94.7%. This level of occupancy may not continue indefinitely. Our vacancy rates may increase due to competition or a general market downturn in the areas where we operate. For a further discussion of the competitive environment in which we operate, see "Real Estate Investments' Value and Income Fluctuate Due to Various Factors Including Those Described Below--We Are in a Competitive Business" below and for a discussion of the markets in which we operate, see "--A Downturn in the Mid-Atlantic Region Of the United States May Reduce Our Funds Available for Distribution to Our Shareholders and May Reduce the Value of Our Properties" below.

OUR FUNDS AVAILABLE FOR DISTRIBUTION TO OUR SHAREHOLDERS MAY BE REDUCED BY AN
  INCREASE IN OUR EXPENSES THAT CAN NOT BE OFFSET THROUGH AN INCREASE IN RENTAL RATES OR OCCUPANCY.

    Our expenses over the last five years have increased at approximately 2.2% per annum. We may not be able to limit our expense increases to this level in the future. Our expenses may increase due to a higher level of inflation, an increase in the cost of maintaining our buildings or an increase in the cost of living in the areas in which we operate. See "--The Age of Our Apartment Communities May Make Us Less Competitive and Require Us to Make Significant Capital Expenditures" for a discussion of our possible need to make capital expenditures on our buildings. If our expenses increase we may be unable to increase our rental rates or occupancy levels to offset the increased expenses.

OUR FUNDS AVAILABLE FOR DISTRIBUTION TO OUR SHAREHOLDERS MAY BE REDUCED BY AN
  UNANTICIPATED CASUALTY.

    We may sustain a loss as a result of a natural disaster, like a flood or hurricane. While we maintain insurance on our properties, depending upon the casualty, the insurance may be insufficient to cover our losses. For a discussion of the adequacy of our insurance coverage, see "Real Estate Investments' Value and Income Fluctuate Due To Various Factors Including Those Described Below--Some Of Our Potential Losses May Not Be Covered By Insurance" below.

WE MAY INCUR ANTICIPATED COSTS AND LIABILITIES DUE TO ENVIRONMENTAL PROBLEMS.

    As an operator of apartment buildings, we face the risk that an environmental problem may arise. To the extent that we have an environmental problem, we are subject to potential liability to the tenants of the building and for the costs of the cleaning up the problem. We may have liability for the environmental problem even if we did not cause or know of it. While we have not to date suffered a material loss as a result of an environmental problem, it is possible that an environmental problem may develop of which we were previously unaware. For a discussion of our exposure to environmental liability, see "Real Estate Investments' Value and Income Fluctuate Due To Various Factors Including Those Described Below--We May Incur Costs To Comply With Environmental Laws" below.

THE AGE OF OUR APARTMENT COMMUNITIES MAY MAKE US LESS COMPETITIVE AND REQUIRE US
  TO MAKE SIGNIFICANT CAPITAL EXPENDITURES.

    The average age of our apartment communities is 22 years. The age of our communities may place us at a disadvantage in competing with newer apartment communities. As our communities age, the costs of maintaining our communities may increase.

A DOWNTURN IN THE MID-ATLANTIC REGION OF THE UNITED STATES MAY REDUCE OUR FUNDS AVAILABLE FOR DISTRIBUTION TO OUR SHAREHOLDERS AND MAY REDUCE THE VALUE OF OUR PROPERTIES.

    Thirty-six of our 42 properties are located in five states in the mid-Atlantic region of the United States. As a result, our performance is linked to the economic conditions and the market for apartments in the mid-Atlantic states. A downturn in the economy in this region may reduce our rental rates, increase our vacancies and reduce the value of our properties.

REAL ESTATE INVESTMENTS' VALUE AND INCOME FLUCTUATE DUE TO VARIOUS FACTORS
  INCLUDING THOSE DESCRIBED BELOW.

THE VALUE OF REAL ESTATE FLUCTUATES DEPENDING ON CONDITIONS IN THE GENERAL
  ECONOMY AND THE REAL ESTATE BUSINESS. THESE CONDITIONS MAY ALSO LIMIT OUR REVENUES AND AVAILABLE CASH.

    The factors that affect the value of our real estate include, among other things:

    - national, regional and local economic conditions;

    - reduced demand for rentals in a property's area;

    - whether tenants consider a property attractive;

    - how well we manage our properties;

    - competition from comparable properties;

    - tenants' ability to pay rents;

    - increases or decreases in market rental rates;

    - increases in operating costs due to inflation, increased real estate taxes and other factors;

    - government regulations and changes in zoning or tax laws;

    - market interest rates;

    - our ability to pay for adequate maintenance and insurance, including insurance premiums, utilities and real estate taxes; and

    - our potential liability for environmental or other legal claims.

WE MAY BE UNABLE TO REFINANCE OUR INDEBTEDNESS IF THE VALUE OF OUR PROPERTIES
  DECLINE.

    We have $367 million of indebtedness that comes due in 2008. This debt is secured by mortgages on substantially all of our properties and these mortgages are cross-collateralized. See "Cross-Collateralization May Permit a Lender to Foreclose on Substantially All of Our Properties In the Event We Are Unable to Service Our Indebtedness" for a further discussion of cross-collateralization. We may be unable to refinance our debt due to a number of factors, including a reduction in the value of our properties. See "Real Estate Investments' Value and Income Fluctuate Due to Various Factors Including Those Described Below" below for a discussion of factors that may adversely affect the value of our properties.

CROSS-COLLATERALIZATION MAY PERMIT A LENDER TO FORECLOSE ON SUBSTANTIALLY ALL OF
  OUR PROPERTIES IN THE EVENT WE ARE UNABLE TO SERVICE OUR INDEBTEDNESS.

    Approximately $367 million of our existing of debt is cross-collateralized by 35 of our properties. Cross-collateralization makes all of the subject properties available to the lender in order to satisfy our debt. In the event that we are unable to service this debt or otherwise default on this loan, our lenders would have the ability to foreclose on the mortgages on all of the subject properties.

WE ARE IN A COMPETITIVE BUSINESS.

    The real estate industry is highly competitive. In each region in which we operate, we compete for tenants with a large number of real estate property owners. Since all of our properties are in areas where there are properties of the same type and quality, the competition we face could affect our ability to attract and retain tenants. In addition, we compete with other major real estate investors with significant capital for attractive investment properties.

WE MAY INCUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS.

    Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous or toxic substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or some renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. Federal and state laws also regulate the operation and subsequent removal of underground storage tanks. In connection with the ownership, operation and management of our properties, we could be held liable for the costs of remedial action with respect to these regulated substances or tanks or related claims arising out of environmental contamination at our properties.

SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

    We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, some types of losses, including lease and other contract claims, that generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. If this happens, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

OUR ORGANIZATIONAL AND FINANCIAL STRUCTURE GIVES RISE TO OPERATIONAL AND
  FINANCIAL RISKS INCLUDING THOSE DESCRIBED BELOW.

IN THE CASE OF A SALE OR REFINANCING OF OUR ORIGINAL 26 PROPERTIES, OUR CHAIRMAN
  AND PRESIDENT MAY HAVE A CONFLICT OF INTEREST.

    A sale, or refinancing for less than $232 million, of our original 26 properties may cause a significant tax liability to accrue to the limited partners of The TC Operating Limited Partnership. These limited partners include Mr. Schulweis, who is our President and Chief Executive Officer and a member of our Board of Trustees, and an entity owned by Mr. Lerner, the Chairman of our Board of Trustees. As a result, if our Board of Trustees were presented with the question of whether to sell our original 26 properties or refinance these properties for less than $232 million, Mr. Lerner and Mr. Schulweis would have a conflict between their interests as limited partners in The TC Operating Limited Partnership and as shareholders and trustees of The Town and Country Trust.

OUR CHARTER DOCUMENTS AND APPLICABLE LAW MAY HINDER ANY ATTEMPT TO ACQUIRE US.

    Generally, for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Internal Revenue Code defines "individuals" for this purpose to include some types of entities. Under our declaration of trust, no person may own more than 5.0% of the lesser of the number or value of our outstanding common shares, except for Mr. Lerner, for whom the ownership limit is 29%. These restrictions on transferability and ownership may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

    Our declaration of trust authorizes the Board of Trustees:

    - to cause us to issue additional authorized but unissued common shares or preferred shares;

    - to classify or reclassify any unissued shares; and

    - to set the preferences, rights and other terms of any classified or reclassified shares that we issue.

    The Board of Trustees could establish a series of preferred shares whose terms could delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of our shareholders. Our declaration of trust and bylaws contain other provisions that may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

    Under Maryland law, as applicable to real estate investment trusts, specified "business combinations" between a Maryland real estate investment trust and an "interested shareholder" (as defined below) or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Business combinations, for purposes of the preceding sentence, include specified mergers, consolidations, share exchanges and asset transfers and some issuances and reclassifications of equity securities. After the end of the five-year period, any business combination with an interested shareholder or an affiliate of the interested shareholder must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

    - 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group; and

    - two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than voting shares held by the interested shareholder with whom, or with whose affiliate, the business combination is to be effected or held by an affiliate or associate of the interested shareholder, voting together as a single voting group.

    These percentage approval requirements do not apply if, among other conditions, the trust's common shareholders receive a statutorily defined minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. The provisions of the Maryland law also do not apply to business combinations that are approved or exempted by the board of trustees of the trust before the interested shareholder becomes an interested shareholder. The Maryland law defines "interested shareholder" as any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate or an associate (as defined in the Maryland law) of the trust who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust. A person is not an interested shareholder if, prior to the time the person would have become an interested shareholder, the board approved the transaction which would have resulted in the person becoming an interested shareholder.

    Our Board of Trustees has adopted an irrevocable resolution which exempts from this statute any business combination with Mr. Lerner or any of his present or future affiliates or associates or any person acting in concert with any of them. As a result, Mr. Lerner or any of the other specified persons may be able to enter into business combinations with us which may not be in the best interest of shareholders. With respect to business combinations with other persons, the business combination provisions of Maryland law may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

    Additionally, under Maryland law, as amended, "control shares" (as defined below) of a Maryland REIT acquired in a control share acquisition generally have no voting rights except those voting rights that have been approved by a vote of two-thirds of the votes eligible to vote under the statute. Maryland law defines "control shares" as voting shares of stock or beneficial interest which entitle their holder to several specified ranges of voting power in elections of directors. If voting rights are not approved at a meeting of shareholders, a Maryland company generally may redeem any or all of the control shares for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. Our bylaws contain a provision exempting from the control share acquisition statute any future transaction which otherwise would be subject to the statute by Mr. Lerner or any of his present or future affiliates or associates or any person acting in concert with any of them.

WE MIGHT FAIL TO QUALIFY OR REMAIN QUALIFIED AS A REIT.

    It is possible that we may lose our status as a REIT for Federal income tax purposes. Qualification as a REIT for Federal income tax purposes is governed by highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations. Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to the requirements for qualification as a REIT or the Federal income tax consequences of qualification as a REIT.

    If, for any taxable year, we fail to maintain our qualification as a REIT, we could not deduct distributions to shareholders in computing our taxable income and would have to pay Federal income tax on our taxable income at regular corporate rates. The Federal income tax payable would include any applicable alternative minimum tax. As a result, the amount of money available to distribute to shareholders would be reduced for the year or years involved, and we would no longer be required to distribute money to shareholders. In addition, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost, unless we were entitled to relief under the relevant statutory provisions. Although we currently intend to operate in a manner designed to allow us to qualify as a REIT, future economic, market, legal, tax or other considerations may cause us to revoke the REIT election.

                                USE OF PROCEEDS

    Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general purposes, including capital expenditures, acquisition or development of additional properties, repayment of indebtedness, repurchases of our common shares and meeting our working capital needs.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

    We may use this prospectus to offer common shares of beneficial interest, preferred shares of beneficial interest, depositary shares, warrants to purchase common shares, warrants to purchase preferred shares, warrants to purchase depositary shares or any combination of the foregoing, either individually or as units consisting of two or more of such securities. We will set forth the specific terms of any securities offered in an accompanying prospectus supplement.

                DESCRIPTION OF OUR SHARES OF BENEFICIAL INTEREST

    We were formed as a real estate investment trust under the laws of the State of Maryland. The rights of our shareholders are governed by Title 8 of the Corporations and Associations Article, Annotated Code of Maryland, to which we refer in this prospectus as the "Maryland REIT Law", and certain provisions of the Maryland General Corporation Law, to which we refer in this prospectus as the "MGCL", and by our declaration of trust and bylaws. The following summary of the terms of our shares of beneficial interest is not complete and is subject to, and qualified in its entirety by reference to, our declaration of trust and bylaws and any applicable articles supplementary to the declaration of trust designating the terms of a series of preferred shares. We refer in this prospectus to any such articles supplementary as "designating articles". You should refer to the exhibits to the registration statement for copies of our declaration of trust and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information".

AUTHORIZED SHARES

    Our declaration of trust provides that we may issue up to 500.0 million shares of beneficial interest, par value $0.01 per share. Our Board of Trustees is authorized, under our declaration of trust, to classify such shares as common shares or preferred shares, and to set the rights, privileges and preferences of such shares. On December 17, 1999, there were 15,789,080 common shares issued and outstanding and no preferred shares issued and outstanding.

    Under the Maryland REIT Law, a shareholder is not liable for our obligations solely as a result of his or her status as a shareholder. Our declaration of trust provides that no shareholder is liable for any of our debts or obligations solely by reason of being a shareholder.

    All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 1.0% in number or value of our outstanding shares of beneficial interest, whether preferred or common, must give a written notice to us containing certain specified information by January 30 of each year. In addition, each shareholder is required, upon demand, to disclose to us in writing such information in respect of such shareholder's direct, indirect and constructive ownership of beneficial interests as we deem necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

ISSUANCE OF PREFERRED SHARES

    Our Board of Trustees has the authority to issue preferred shares from time to time, in one or more series, without any further action by our shareholders. The following description of our preferred shares sets forth general terms and provisions of the preferred shares to which any prospectus supplement may relate. The preferred shares, when issued, will be fully paid and non-assessable.

    Because our Board of Trustees has the power to establish the preferences, powers and rights of each series of preferred shares, it may afford the holders of any series of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of preferred shares could have the effect of delaying, deferring or preventing a change of control that might involve a premium price for common shareholders or otherwise be in their best interest and may adversely affect the voting and other rights of holders of the common shares. See "Risk Factors--Our Organizational And Financial Structure Gives Rise To Operational And Financial Risks Including Those Described Below--Our Charter Documents and Applicable Law May Hinder Any Attempt To Acquire Us" for a discussion of the provisions of our organizational documents that may prevent or deter an acquisition of Town and Country.

    The rights, preferences, privileges and restrictions of any series of preferred shares will be fixed by the designating articles relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred shares, including the following:

    - the title of the preferred shares;

    - the number of preferred shares in the series and the liquidation preference per share;

    - the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of the dividend rate;

    - the date from which dividends will accumulate;

    - the relative ranking and preferences as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

    - any voting rights, either generally or upon the issuance of another series of preferred shares;

    - any mandatory or optional redemption provisions;

    - any right to convert or exchange the preferred shares for other securities;

    - any limitation on issuance of any other series of preferred shares;

    - any limitations or restriction on the ownership or transfer of the preferred shares;

    - whether interests in the preferred shares will be represented by depositary shares;

    - the procedures for any auction and remarketing; and

    - any additional rights, preferences, privileges, limitations and restrictions of the preferred shares which are not inconsistent with the declaration of trust, bylaws and any designating articles.

COMMON SHARES

    Our Board of Trustees has the authority to issue common shares from time to time without any further action by our shareholders. The following description of our common shares sets forth general terms and provisions of the common shares to which any prospectus supplement may relate. All outstanding common shares are, and any new common shares, when issued, will be, fully paid and non-assessable.

    The common shares have the dividend, liquidation, voting and general rights set forth below unless otherwise specified in the prospectus supplement being used to offer the common shares.

    The applicable prospectus supplement will describe the terms of the common shares including, where applicable, the following:

    - the number of common shares to be offered; and

    - any additional terms of the common shares which are not inconsistent with the provisions of the declaration of trust and the bylaws.

DIVIDENDS AND LIQUIDATION RIGHTS.

    Subject to the preferential rights of any class or series of preferred shares, holders of common shares will be entitled to receive distributions on such shares if authorized and declared by our Board of Trustees and to share ratably in our assets legally available for distribution to the shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

    All of our common shares rank equally as to their dividend, distribution, liquidation and other rights.

VOTING RIGHTS.

    Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. These matters include the election of trustees and, except as otherwise required by law or except as provided with respect to any preferred shares, the holders of such shares will possess exclusive voting power. Our declaration of trust provides that our trustees are elected by a plurality vote. Our declaration of trust provides that there is no cumulative voting in the election of trustees.

    Our declaration of trust provides that the approval of a majority of the votes cast shall be required to approve any other matter submitted to the shareholders for approval, except as otherwise provided by law, the declaration of trust, or the bylaws. A proposal to terminate the existence of the trust requires the affirmative vote of holders of two-thirds of the shares of all classes. A proposal to amend the declaration of trust requires the affirmative vote of the holders of at least a majority of the shares entitled to vote on the proposal. Our declaration of trust provides that the Board of Trustees has the authority to amend the declaration of trust at any time to cause to us to continue to meet the requirements applicable to a REIT and to determine, at any time and from time to time, whether to attempt to cause us to qualify as a REIT.

GENERAL.

    Except as otherwise set forth in the applicable prospectus supplement, a holder of the common shares has no conversion, sinking fund, redemption rights, exchange rights or preemptive rights to subscribe for any of our securities.

    The transfer agent and registrar for our common shares is National City Bank, Cleveland, Ohio.

    Our common shares are listed on the New York Stock Exchange under the trading symbol "TCT".

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    Our declaration of trust contains restrictions on the number of our shares of beneficial interest that shareholders may own. For us to qualify as a REIT under the Internal Revenue Code no more than 50.0% in value of our outstanding shares of beneficial interest may be owned, actually or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals during the last half of a taxable year. We refer to this as the "5/50 Rule". Pension plans and mutual funds are among the entities that are not treated as individuals for the purposes of the 5/50 Rule. Individuals that own indirect interests in shares through entities that are not treated as individuals for purposes of the 5/50 Rule are treated as owning their proportionate share of such shares for the purposes of the 5/50 Rule. Our shares of beneficial interest must also be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

    In general, the ownership limit set forth in our declaration of trust provides that no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 5.0% of the lesser of the number or value of our outstanding shares of beneficial interest, except for Mr. Lerner, as to whom the limit is 29.0%. The constructive ownership rules of the Internal Revenue Code are complex, and may cause shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity.

    Although they are not required to, our Board of Trustees may waive the ownership limit provided in our declaration of trust with respect to a particular shareholder if our Board of Trustees determines that the shareholder's ownership will not jeopardize our status as a REIT and otherwise decides such action would be in our best interest. Our Board of Trustees may place whatever conditions they deem appropriate on such waiver.

    Our declaration of trust further provides that our Board of Trustees may refuse to permit a transfer of shares if, in the opinion of the Board of Trustees, the proposed transfer may jeopardize our qualification as a REIT.

    Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares of beneficial interest that will or may violate any of the restrictions on transferability of ownership discussed above must give notice immediately to us. If any purported transfer of our shares or any other event otherwise would result in any person violating the ownership limit, the number of shares purported to be transferred in excess of the ownership limit shall be converted into a separate class of "excess shares". The excess shares shall not be entitled to receive any dividends or distributions or to vote on any matter (other than as provided by Maryland law). Within 30 days after the earlier of our receipt of notice from a holder of his or her acquisition of excess shares or our independent discovery of an acquisition of excess shares, we will call the excess shares for redemption at a price equal to the lower of the price paid in the transaction creating the excess shares or the market price for the shares on the redemption date. We may pay the redemption price at any time or times up to our date of liquidation, unless our Board of Trustees determines that it is in our best interest to pay the redemption price on an earlier date. If the Board of Trustees determines to pay the redemption price at the liquidation of the Trust, the redemption price shall not exceed the sum of the per-share liquidating distributions and the return of capital distributions declared in respect of shares of record after the redemption date. No interest shall accrue from the redemption date to the date of payment.

    We will not redeem the excess shares if the holder of the excess shares has disposed of them prior to our giving written notice of redemption. If the excess shares have been disposed of, the holder of the excess shares must pay to us the amount (if any) by which the consideration he or she received in disposing of the excess shares (or, if the transfer was without consideration, the market value of the excess shares) exceeded the redemption price we would have paid for the excess shares. We will rescind the redemption if the holder of the excess shares, within 30 days after receiving our notice of redemption, transfers, to a person in whose hands the shares will not violate the ownership limit, enough of his or her remaining shares so that he or she no longer holds shares in excess of the ownership limit and pays us the amount, if any, by which the greater of (1) the market value of the excess shares on the date of the transfer of the remaining shares and
(2) the price received on the sale of the remaining shares exceeds the purchase price of the excess shares (or, if the acquisition of the excess shares was without consideration, the market value of the excess shares on the date of acquisition).

    If any attempted acquisition of shares would cause our shares of beneficial interest to be owned beneficially fewer than 100 persons, such acquisition will be null and void in its entirety and the intended purchaser or recipient will acquire no rights to the shares.

    Except as otherwise described above, any change in the ownership limit would require an amendment to our declaration of trust. Generally, amendments to our declaration of trust require the affirmative vote of holders owning at least a majority of our shares of beneficial interest outstanding and entitled to vote thereon. Our declaration of trust provides that the Board of Trustees has the authority to determine, at any time and from time to time, whether to attempt to cause us to qualify as a REIT.

    All certificates representing our common shares currently bear a legend referring to the restrictions described above.

    If the redemption provisions discussed above are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares in violation of the ownership limit may be deemed, at our option, to have acted as agent on our behalf in acquiring such shares and to hold such shares on our behalf.

    The ownership limitations discussed above may have the effect of precluding acquisition of control of the Trust without the consent of our Board of Trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price which is customarily associated with such acquisitions. See "Risk Factors--Our Organizational And Financial Structure Gives Rise To Operational And Financial Risks Including Those Described Below--Our Charter Documents and Applicable Law May Hinder Any Attempt To Acquire Us" for a discussion of the provisions of our organizational documents that may impact an acquisition of Town and Country.

    These restrictions will not preclude settlement for transactions through the New York Stock Exchange.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The following summary of each of the deposit agreement, the depositary shares and the depositary receipts, each as described below, is not complete, and is qualified in its entirety by reference to the deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred shares. You should refer to the exhibits to the registration statement for copies of the forms of the deposit agreement and deposit receipts. See "Where You Can Find More Information".

    The following summary of the deposit agreement, the depositary shares and the depositary receipts relates to terms and conditions applicable to the depositary shares generally. The particular terms of any series of depositary shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

    Each depositary share evidences a specified fraction of a preferred share. The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as depositary. The bank or trust company acting as depositary will be specified in the applicable prospectus supplement. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a preferred share underlying such depositary share, to all the rights, preferences or privileges of such preferred shares (including dividend, voting, redemption, conversion, exchange and liquidation rights).

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred shares to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date. The amount made available for distribution will be reduced by any amounts withheld by the depositary or us on account of taxes.

    In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

WITHDRAWAL OF SHARES

    Upon surrender of depositary receipts representing any number of whole shares at the depositary's office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred shares and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred shares cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred shares on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole preferred shares of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever we redeem the preferred shares, the depositary will redeem a number of depositary shares representing the same number of preferred shares so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

VOTING OF UNDERLYING PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the preferred shares of any series are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of preferred shares underlying the holder's depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole preferred shares underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such preferred shares.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the deposit agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

    The deposit agreement may be terminated by us or the depositary if:

    - all outstanding depositary shares have been redeemed; or

    - there has been a final distribution in respect of the preferred shares of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

NOTICES

    Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred shares.

LIMITATION OF LIABILITY

    The deposit agreement contains provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Under the deposit agreement, we and the depositary have no liability to the holders of the depositary receipts other than for our negligence, willful misconduct or bad faith. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us or it to be competent and on documents believed by us or them to be genuine.

                            DESCRIPTION OF WARRANTS

    We may issue warrants to purchase common shares, preferred shares or depositary shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. You should refer to the exhibits to the registration statement for copies of the forms of warrant agreements. See "Where You Can Find More Information". The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. The warrant agent will be specified in the applicable prospectus supplement. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants.

    The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, where applicable, the following:

    - the title of the warrants;

    - the aggregate number of the warrants;

    - the number of common shares, preferred shares or depositary shares purchasable upon exercise of the warrants;

    - the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

    - the date, if any, on and after which the warrants and the related common shares, preferred shares or depositary shares will be separately transferable;

    - the price at which each common share, preferred share or depositary share purchasable upon exercise of the warrants may be purchased;

    - the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

    - the minimum or maximum amount of the warrants which may be exercised at any one time;

    - any circumstances that will cause the warrants to be deemed to be automatically exercised; and

    - any other material terms of the warrants.

    The exercise of any warrants will be subject to and limited by the transfer and ownership restrictions in our declaration of trust, which we have described under "Description of Our Shares of Beneficial Interest--Restrictions on Ownership and Transfer".

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations to us resulting from the treatment of us as a REIT. Squire, Sanders & Dempsey L.L.P., as successor to Berick, Pearlman & Mills Co., L.P.A., has acted as our tax counsel in connection with the preparation of this prospectus. This summary should not be construed as tax advice.

    The statements in this summary are based on current provisions of the Internal Revenue Code and the related Treasury Regulations and administrative and judicial interpretations, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The provisions of the Internal Revenue Code and the related Treasury Regulations and administrative and judicial interpretations that concern REITs are highly technical and complex, and this summary is qualified in its entirety by those Internal Revenue Code provisions, Treasury Regulations, and administrative and judicial interpretations. We can give no assurance that future legislative, judicial, or administrative actions or decisions will not affect the accuracy of any statements in this summary. In addition, we can give no assurance that we will seek a ruling from the Internal Revenue Service with respect to any matter discussed herein, or that the IRS or a court will agree with the statements made herein.

    This summary of material federal income tax considerations describes our tax treatment as a REIT. The summary describes the complex technical requirements which we must satisfy in order to qualify as a REIT. Our failure to meet those requirements could result in our income becoming taxable in the same manner as any regular C corporation (i.e. any corporation subject to full corporate-level tax). The resulting tax liability to us if we failed to meet the REIT requirements would have a significant adverse effect on an investment in the securities. In addition, even if we do qualify as a REIT, various federal income taxes may still be imposed on us as are described in the summary.

TAXATION OF THE TOWN AND COUNTRY TRUST

GENERAL.

    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and the applicable Treasury Regulations, which together set forth the requirements for qualifying as a REIT (the "REIT Requirements"), beginning with our taxable year ended December 31, 1993. We believe that we are organized, have operated and will continue to operate in a manner to qualify for taxation as a REIT under the Internal Revenue Code. We can provide no assurance, however, that we will continue to operate in a manner to remain qualified as a REIT.

    Subject to the qualifications described in this summary and stated in its opinion, in the opinion of Squire, Sanders & Dempsey L.L.P., as successor to Berick, Pearlman & Mills Co., L.P.A., we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, our method of operation has enabled us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code and our proposed method of operation will allow us to continue to meet such requirements. An opinion of counsel is not binding on the IRS or a court and we can give no assurance that the IRS or a court will not take a position different from that expressed by our tax counsel. We also must emphasize that our tax counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by us and The TC Operating Limited Partnership as to factual matters, including those related to our and its businesses and properties as set forth in this prospectus. Our tax counsel has not independently verified our representations. Our qualification and taxation as a REIT also depend upon our ability to meet on a continuing basis the actual operating results, distribution levels, diversity of ownership and the various other qualification tests imposed by the Internal Revenue Code as discussed below. Our tax counsel will not review our compliance with these tests on a continuing basis.

    Accordingly, we can provide no assurance that the actual results of our operations for any given taxable year will satisfy the REIT Requirements. See "--Failure to Qualify", below.

REIT TAXATION.

    For any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is currently distributed to our shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its shareholders in calculating its taxable income. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a corporation.

    Even if we continue to qualify for taxation as a REIT, we may be subject to federal income tax in the following circumstances:

    - We will be taxed at regular corporate rates on any undistributed "REIT taxable income" and undistributed net capital gains.

    - In some circumstances, we may be subject to the corporate "alternative minimum tax" on our items of tax preference, if any.

    - If we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, we will be subject to tax on such income at the highest regular corporate rate (currently 35%).

    - If we have net income from prohibited transactions, such income will be subject to a 100% tax. Prohibited transactions, in general, are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

    - If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because we meet other requirements, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability.

    - If we should fail to distribute for each calendar year at least the sum of:

       -   85% of our REIT ordinary income for such year,

       -   95% of our REIT capital gain net income for such year, and

       -   any undistributed taxable income from prior periods,

    we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year, such amounts will be treated as having been distributed for purposes of the 4% excise tax.

    - If we acquire any asset from a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by us, then, pursuant to guidelines issued by the IRS, we will be taxed on the amount of our gain to the extent of the gain that would have been realized if the C corporation had sold the asset on the last day before the date on which we acquired the asset.

        Alternatively, we may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of:

       - the fair market value of the asset as of the beginning of the applicable Recognition Period, over

       - our adjusted basis in such asset as of the beginning of such Recognition Period (I.E., "built-in gain").

    We also will be taxed on any recognized built-in gains during the Recognition Period attributed to the disposition of assets of an acquired corporation which is a "qualified REIT subsidiary." See "--Requirements for REIT Qualification" and "--Qualified REIT Subsidiary".

    We use the calendar year for both federal income tax purposes and financial reporting purposes.

REQUIREMENTS FOR REIT QUALIFICATION.

    To qualify as a REIT, we must have met and continue to meet the requirements discussed below, relating to our organization, the sources of our gross income, the nature of our assets, and the level of distributions to our shareholders.

ORGANIZATIONAL REQUIREMENTS.

    The Internal Revenue Code requires that a REIT be a corporation, trust, or association:

    -   which is managed by one or more trustees or directors;

    - the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

    - which would be taxable as a domestic corporation but for compliance with the REIT requirements;

    - which is neither a financial institution nor an insurance company under the Internal Revenue Code;

    -   the beneficial ownership of which is held by 100 or more persons;

    - which is not closely held (as described below) at any time during the last half of each taxable year; and

    - which meets other tests, described below, regarding the nature of its income and assets and distribution requirements.

    The Internal Revenue Code provides that the first four conditions above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

    We have issued sufficient shares to enough holders to allow us to satisfy the fifth condition set forth above (the "100 holder requirement"). For purposes of determining ongoing compliance with the 100 holder requirement, Treasury Regulations require us to issue letters to some shareholders demanding information regarding the amount of shares each such shareholder actually or constructively owns. Although any failure by us to comply with the shareholder demand letters requirement should not jeopardize our REIT status, such failure would subject us to financial penalties. We must maintain a list of those shareholders failing or refusing to comply with this demand as part of our records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and other information.

    As set forth in the sixth condition above, to qualify as a REIT we also must satisfy the requirement set forth in Section 856(a)(6) of the Internal Revenue Code that we not be closely held. We will not be closely held so long as at all times during the last half of any of our taxable years not more than 50% in value of our outstanding shares of beneficial interest is owned, directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include tax-exempt entities, other than, in general, qualified domestic pension funds). This requirement is known as the "5/50 Rule".

    Although our declaration of trust contains restrictions on the ownership and transfer of the shares, the restrictions do not ensure that we will be able to satisfy the 5/50 Rule. If we fail to satisfy the 5/50 Rule, our status as a REIT will terminate and we will not be able to prevent such termination. However, for taxable years beginning after 1997, if we comply with the procedures prescribed in Treasury Regulations for issuing shareholder demand letters and do not know, or with the exercise of reasonable diligence would not have known, that the 5/50 Rule was violated, the requirement that we not be closely held will be deemed to be satisfied for the year. See "--Failure to Qualify", below.

OWNERSHIP OF A PARTNERSHIP INTEREST.

    We are a general partner in the operating partnership. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's capital interest in the partnership and is deemed to earn its proportionate share (based on the REIT's capital interest) of the income of the partnership. In addition, the partnership's assets and gross income retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership, including The TC Operating Limited Partnership's proportionate share of the assets, liabilities and items of income of each of its property-owning subsidiaries, to which we refer in this prospectus as "property partnerships", are treated as our assets, liabilities and items of income for purposes of applying the REIT Requirements, provided that the operating partnership and each of the property partnerships are treated as partnerships for federal income tax purposes.

QUALIFIED REIT SUBSIDIARY.

    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary" within the meaning of section 856(i) of the Internal Revenue Code, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. If an existing corporation is acquired by a REIT and becomes a "qualified REIT subsidiary" of such REIT, all of its pre-acquisition earnings and profits must be distributed before the end of the REIT's taxable year. Our wholly-owned corporate subsidiaries that act as a general partner in the property partnerships are "qualified REIT subsidiaries" and thus all of such subsidiary corporations' assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities, and items of income, deduction and credit.

INCOME TESTS.

    To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in some circumstances, interest) or from some types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

    Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met:

    - First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus will not be excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT.

    - Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant.

    - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

    - Finally, a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the REIT derives no income. However, we (or our affiliates) are permitted directly to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the convenience of the occupant of the property. A DE MINIMIS exception allows a REIT to provide non-customary services to its tenants and not disqualify all income received with respect to that property as rents from real property so long as the aggregate income derived by the REIT with respect to a particular property that is attributable to the impermissible services performed for any and all tenants at the property does not exceed 1.0% of the gross income derived by the REIT with respect to that property. For these purposes, the amount we receive that is attributable to impermissible services may not be valued at less than 150% of our direct cost of providing these services.

    Substantially all of our gross income is attributable to investments in real property and specifically to rents attributable to and gains from the disposition of real property. We do not receive rents based on the net income or profits of a tenant. Moreover, we do not receive rents in excess of a DE MINIMIS amount from a related-party tenant. We also believe that the amounts of any rent attributable to personal property leased in connection with a lease of real property will not cause us to fail to satisfy the 95% gross income test.

    If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under some provisions of the Internal Revenue Code. These relief provisions generally will be available if:

    - our failure to meet such test(s) was due to reasonable cause and not due to willful neglect;

    - we reported the nature and amount of each item of our income included in the test(s) for such taxable year on a schedule attached to our tax return; and

    - any incorrect information on the schedule was not due to fraud with intent to evade tax.

    It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "--REIT Taxation", even if these relief provisions apply, we will still be subject to a 100% tax on the greater of the amount by which we failed the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. See "--Failure to Qualify", below.

ASSET TESTS.

    At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets.

    - First, at least 75% of the value of our total assets, including our allocable share of assets held by The TC Operating Limited Partnership, must be represented by real estate assets, cash, cash items and U.S. government securities. For this purpose, real estate assets include stock or debt instruments purchased with proceeds of a stock offering or a long-term (at least five years) debt offering made by us, but only during a one-year period beginning on the date we receive such proceeds.

    - Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

    - Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

    By virtue of our partnership interest in the operating partnership, we will be deemed for purposes of these three asset tests to own our pro rata share of the assets of the operating partnership.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

ANNUAL DISTRIBUTION REQUIREMENTS.

    To continue to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to:

    - the sum of (A) 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) plus (B) 95% of the net income (after tax), if any, from foreclosure property, minus

    - the sum of items of non-cash income.

    We must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. A distribution which is not pro rata within a class of beneficial interest entitled to a dividend or which is not consistent with the rights to distributions between classes of beneficial interest (a "preferential dividend") is not taken into consideration for the purpose of meeting the distribution requirement and is not eligible for the dividends paid deduction. Accordingly, the payment of a preferential dividend could affect our ability to meet this distribution requirement.

    To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the undistributed amount at regular corporate capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute for each calendar year at least the sum of (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, plus (C) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4% excise tax.

    We have and intend to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements. We anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy these distribution requirements. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing our "REIT taxable income," on the other hand. In the event that an insufficiency or timing differences occur, in order to meet the 95% distribution requirement, we may find it necessary to borrow funds or to liquidate assets, or to cause the operating partnership to do so.

    If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the IRS upon audit, we may cure the failure retroactively by paying "deficiency dividends" to our shareholders in a later year, which may then be included in our deduction for dividends paid for the earlier year. We may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

PENALTY TAX ON PROHIBITED TRANSACTIONS.

    Our share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning and operating the properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon those investment objectives, we believe that in general our properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material.

FAILURE TO QUALIFY.

    If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT will reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to our shareholders will be taxable as ordinary dividend income to the extent of our then-current and accumulated earnings and profits, and, subject to limitations in the Internal Revenue Code, corporate shareholders may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT during the four taxable years following the year during which qualification was lost. We cannot determine whether we would be entitled to such statutory relief in all circumstances.

TAXATION OF OUR SECURITYHOLDERS.

    Any material federal income tax considerations relating to a particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSIDERATIONS.

    Prospective holders should recognize that our present federal income tax treatment may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review, resulting in statutory changes as well as new, or revisions to existing, regulations and revised interpretations of established concepts. We can make no prediction as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our securityholders.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF THE SECURITIES OFFERED BY THIS PROSPECTUS AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

    We may sell securities:

    - to or through underwriting syndicates represented by managing underwriters;

    - through one or more underwriters without a syndicate for them to offer and sell to the public;

    - through dealers or agents; and

    - to investors directly in negotiated sales or in competitively bid transactions.

    Any underwriter or agent involved in the offer and sale of any issuance of securities will be named in the prospectus supplement.

    The prospectus supplement for each offering of securities will specify:

    - the terms of the offering of those securities, including the name of the agent or the name or names of any underwriters;

    - the public offering or purchase price;

    - any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

    - any discounts and commissions to be allowed or paid to dealers; and

    - other specific terms of the particular securities.

    Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the securities being offered by that prospectus supplement.

    Underwriters, agents and dealers may be entitled, under agreements with Town and Country, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

    Underwriters to whom securities are sold by Town and Country for public offering and sale are obliged to purchase all of those particular securities if any are purchased. This obligation is subject to certain conditions and may be modified in the applicable prospectus supplement.

    The common shares are listed on the NYSE under the symbol "TCT". Any other securities offered by a prospectus supplement will be a new issue of securities and will not have an established trading market. Unless otherwise indicated in the applicable prospectus supplement, Town and Country will not list any of these other securities on an exchange. No assurance can be given that you will be able to resell any of these other securities that you may purchase.

    Underwriters, dealers or agents may engage in transactions with, or perform services for, Town and Country or its affiliates in the ordinary course of business.

                           VALIDITY OF THE SECURITIES

    Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, as successor to Berick, Pearlman & Mills Co., L.P.A., Cleveland, Ohio. Legal matters relating to Maryland law, including the validity of the issuance of any common shares or preferred shares offered hereby, will be passed upon for us by Venable, Baetjer and Howard, LLP, Baltimore, Maryland. In addition, the description of federal income tax considerations contained in this prospectus under "Material Federal Income Tax Considerations" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, as successor to Berick, Pearlman & Mills Co., L.P.A., our special tax counsel. The validity of the securities offered by this prospectus and the accompanying prospectus supplement will be passed upon for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely as to all matters of Maryland law upon the opinion of Venable, Baetjer and Howard, LLP. James H. Berick, a partner of Squire, Sanders & Dempsey L.L.P., is a member of our Board of Trustees. Daniel G. Berick, a partner of Squire, Sanders & Dempsey L.L.P., is our Secretary (but not an executive officer). Certain partners and associates of Squire, Sanders & Dempsey L.L.P. owned 9,500 common shares of Town and Country as of January 12, 2000. Sullivan & Cromwell from time to time have performed legal services for Mr. Lerner and certain of his affiliates.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

    Ernst & Young LLP have also audited the historical statements of revenues and certain expenses included in our Current Report on Form 8-K for the year ended December 31, 1997, as set forth in their reports for The Fairington, Windermere Lakes, and Twelve Oaks, and for the year ended December 31, 1998, as set forth in their reports for Colonial Grand at Kirkman, Heron's Run, McIntosh, and Perico which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements, financial statement schedule, and historical statements of revenue and certain expenses are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such material can also be obtained from the SEC's worldwide web site at http:// www.sec.gov. Our common shares are listed on the NYSE under the symbol "TCT" and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We have filed the documents listed below with the SEC under the Securities Exchange Act of 1934, as amended, which is commonly referred to us the "Exchange Act", and these documents are incorporated herein by reference:

    a.  Our Annual Report on Form 10-K for the year ended December 31, 1998;

    b. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

    c.  Our Current Report on Form 8-K filed December 29, 1999; and

    d. The description of our common shares contained in our Registration Statement on Form 8-A.

    Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates automatically will be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents.

    Any party to whom this prospectus is delivered, including a holder in street name, may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus), at no cost, by writing or telephoning us at the following address: Secretary, at The Town and Country Trust, 100 South Charles Street, Suite 1700, Baltimore, Maryland, 21201, telephone number (410) 539-7600.